Exhibit 99.1

APAC Customer Services, Inc. Announces Third Quarter 2005 Results and Progress of Strategic
Realignment

Results of Strategic Realignment Ahead of Plan

Deerfield, Ill., November 3, 2005 – APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer interaction solutions, today reported financial results for its third quarter ended October 2, 2005. The Company reported a net loss of $13.5 million, or $0.27 per share, on revenue of $56.3 million compared to a net loss of $2.3 million, or $0.05 per share, on revenue of $64.6 million in the same period a year ago. The 2005 results include $2.1 million in restructuring and other charges associated with the Company’s previously announced strategic realignment and $10.8 million in asset impairment charges. Of the $10.8 million in asset impairment charges, $10.5 million represents a non-cash charge associated with the write-down of goodwill.

For the second quarter, the Company reported a net loss of $5 million, or $0.10 per share, on revenue of $58.2 million, which included $1.0 million in restructuring and asset impairment charges. After adjusting the third quarter for the restructuring and other charges and asset impairment charges, the Company would have reported a net loss of $1.7 million or $0.03 per share. This is an improvement of $2.5 million from the second quarter’s similarly adjusted loss of $4.2 million or $0.08 per share, on lower revenue. The quarter-over-quarter improvement was driven by reductions in costs from exiting 9 Customer Interaction Centers, lower operating expenses and an increase in margins.

Bob Keller, APAC Customer Services’ CEO, stated, “On July 27, 2005, we announced that we were restructuring operations, exiting virtually all of our outbound customer acquisition business and focusing resources on profitable client relationships in a limited number of key industries. I’m very pleased with both the execution and the results of our strategic realignment thus far. Our core clients applauded our decision to focus our attention on them and we worked closely with our other clients to smoothly transition their business.

“As a result, our third quarter revenues are higher, our restructuring costs are lower and our margins are significantly better than we had planned at this point. We’re confident we can restore positive free cash flow before restructuring charges in the fourth quarter of 2005 and return to profitability in 2006.”

When the Company announced its strategic realignment, it expected to incur $10-$15 million in restructuring charges and anticipated a $14.3 million reduction in quarterly revenues from the exited business. Based on progress to date, the restructuring charges are now expected to be in the range of $8-13 million and the revenue loss from exited businesses is now estimated to be approximately $12 million per quarter. During the third quarter, the Company experienced lost revenue of $3 million from the exited businesses and the vast majority of the remaining $9 million loss is expected during the fourth quarter of 2005. The Company expects that the fourth quarter revenue reduction will be largely offset by new customer care programs in the health care and publishing verticals, including a very large Medicare Part D enrollment and customer care program. Revenue from the Medicare Part D program is expected to peak in the fourth quarter before stabilizing at a more modest level in the first and second quarters of 2006.

The Company also announced that it has entered into an amended and restated Loan and Security Agreement with LaSalle Bank on more favorable terms. “We are pleased to continue our relationship with LaSalle,” said George Hepburn, the Company’s new CFO. “We appreciate the bank recognizing the progress we have made since we announced our strategic realignment in late July.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00am CST Thursday, November 3rd.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CST on Thursday, November 10, 2005 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 6644893.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care solutions for market leaders in healthcare, publishing, business services, financial services, communications, travel and hospitality and insurance. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected benefits of the Company’s strategic realignment and future financial and operating results. Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or those expressed or implied in the forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management. The Company intends its forward looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: reliance by the Company on a small number of principal clients for a substantial portion of its total revenue; changes in or events affecting the business of the Company’s clients; fluctuations in quarterly results of operations due to the timing of clients’ initiation and termination of large programs; the ability of the Company’s clients to terminate contracts on relatively short notice; fluctuations in revenue associated with the Company’s new Medicare Part D enrollment and customer care program; the reaction of the Company’s clients and employees to the announcement of its exit of non-strategic and unprofitable client relationships, the closing of Customer Interaction Centers and the reduction in the number of employees; and the Company’s ability to successfully manage the costs and expenses associated with these activities and generate sufficient cash flow from operations during the transition.

Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended January 2, 2005, filed with the SEC and available on its website at http://www.sec.gov.

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	APAC Customer Services, Inc. and Subsidiaries
	Consolidated Statements of Income
	(In thousands, except for per share data)
	Unaudited
	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
			Increase			Increase
	October 2,	September 26,	(Decrease)	October 2,	September 26,	(Decrease)
	2005	2004	%	2005	2004	%
Net revenue	$56,343	$64,626	-13%	$180,176	$204,036	-12%
Cost of services	50,966	58,060	-12%	165,275	176,686	-7%

Gross profit	5,377	6,566	-18%	14,901	27,350	-46%
Operating expenses:
Selling, general and administrative expenses	8,082	9,967	-19%	27,054	30,468	-11%
Restructuring and other charges	2,074	159	—	3,211	2,009	60%
Asset impairment charges	10,762	—	—	10,886	2,234	—

Total operating expenses	20,918	10,126	107%	41,151	34,711	19%

Operating Loss	(15,541)	(3,560)	-337%	(26,250)	(7,361)	-257%
Other income and expense	(582)	(25)	—	(644)	(219)	194%
Interest expense, net	305	140	118%	1,006	431	133%

Loss before income taxes	(15,264)	(3,675)	-315%	(26,612)	(7,573)	-251%
Benefit for income taxes	(1,757)	(1,397)	26%	(5,710)	(2,878)	98%

Net loss	$(13,507)	$(2,278)	-493%	$(20,902)	$(4,695)	-345%

Loss per share:
Basic	$(0.27)	$(0.05)		$(0.42)	$(0.10)

Diluted	$(0.27)	$(0.05)		$(0.42)	$(0.10)

Weighted average shares outstanding:
Basic	49,455	49,455		49,455	49,452

Diluted	49,455	49,455		49,455	49,452

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)
Unaudited
	October 2,	January 2,
Assets	2005	2005
Current Assets:
Cash and cash equivalents	$859	$271
Accounts receivable, net	33,278	41,002
Other current assets	11,592	11,253

Total current assets	45,729	52,526
Property and Equipment, net	21,827	24,214
Goodwill and Intangibles, net and Other Assets	38,191	42,793

Total Assets	$105,747	$119,533

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$5,361	$313
Accounts payable and other current liabilities	46,088	43,702

Total current liabilities	51,449	44,015
Long-term Debt, less current maturities	—	—
Other Liabilities	1,163	1,355
Total Shareholders’ Equity	53,135	74,163

Total Liabilities and Shareholders’ Equity	$105,747	$119,533

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In thousands)
Unaudited
	Thirty-Nine Weeks Ended
	October 2,	September 26,
	2005	2004
Operating activities:
Net loss	$(20,902)	$(4,695)
Depreciation and amortization	9,054	8,127
Non-cash restructuring	197	279
Asset impairment charges	10,662	2,200
Deferred income taxes	(5,356)	758
Gain on sales of property and equipment	(398)	—
Change in operating assets and liabilities	8,224	(565)

Net cash provided by operating activities	1,481	6,104
Investing activities:
Purchases of property and equipment, net	(5,799)	(6,646)
Net proceeds from sale of property and equipment	626	—

Net cash used by investing activities	(5,173)	(6,646)
Financing activities:
Borrowings under revolving credit facility	5,361	(289)
Payments on long-term debt	(313)	—
Financing fees	(768)	—
Stock and warrant transactions	—	24

Net cash provided (used) by financing activities	4,280	(265)

Net change in cash and cash equivalents:	588	(807)
Beginning cash balance	271	11,428

Ending cash balance	$859	$10,621